EXHIBIT 23
CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-123422) of Unum Group (formerly UnumProvident Corporation) pertaining to:

a.	UnumProvident Corporation Amended and Restated Employee Stock Purchase Plan

b.	UnumProvident Corporation Amended and Restated Non-Employee Director Compensation Plan of 2004,

2.	Registration Statement (Form S-8 No. 333-145400) of Unum Group pertaining to the Unum Group Stock Incentive Plan of 2007,

3.	Registration Statement (Form S-8 No. 333-183732) of Unum Group pertaining to the Unum European Holding Company Limited Savings-Related Share Option Scheme 2011,

4.	Registration Statement (Form S-8 No. 333-183733) of Unum Group pertaining to the Unum Group Stock Incentive Plan of 2012 and the Unum Group Stock Incentive Plan of 2017,

5.	Registration Statement (Form S-8 No. 333-214501) of Unum Group pertaining to the Unum European Holding Company Limited Savings-Related Share Option Scheme of 2016,

6.	Registration Statement (Form S-8 No. 333-203694) of Unum Group pertaining to the Unum Group 401(k) Retirement Plan (as amended on February 25, 2015),

7.	Registration Statement (Form S-8 No. 333-218226) of Unum Group pertaining to the Unum Group Stock Incentive Plan of 2017, and

8.	Registration Statement (Form S-3 ASR No. 333-220106) and related Prospectus.

of our reports dated February 19, 2019, with respect to the consolidated financial statements and schedules of Unum Group and subsidiaries and the effectiveness of internal control over financial reporting of Unum Group and subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Chattanooga, Tennessee
February 19, 2019